Exhibit 11.1

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.
INSIDER TRADING POLICY
(Adopted as of August 15, 2024)
U.S. securities laws prohibit illegal insider trading, which generally refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, on the basis of material, non-public information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.
In this Insider Trading Policy (this “Policy”), directors, officers, shareholders, employees and consultants of International General Insurance Holdings Ltd., a Bermuda exempted company (the “Company”), and its subsidiaries, as well as their family members, friends and associates who receive or are aware of Material, Non-Public Information (as defined below) are collectively referred to as “insiders” and each of them individually as an “insider.”
This policy provides guidelines to the insiders with respect to transactions in the Company’s securities (such as common shares, options to buy or sell common shares, warrants and convertible securities) and derivative securities relating to the Company’s common shares, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.
This Policy applies to all insiders, who receive or are aware of Material, Non-Public Information (as defined below) regarding (1) the Company and (2) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, vendors and suppliers (“business partners”), obtained in the course of employment by or in association with the Company. This Policy also applies to any person who receives Material, Non-Public Information from an insider. All insiders must comply strictly with this Policy.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
You should read this Policy carefully, ask questions of the Company’s Chief Legal Officer, and promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:
International General Insurance Holdings Ltd.
74 Abdel Hamid Sharaf Street, P.O. Box 941428
Amman 11194, Jordan
Attention: Chief Legal Officer
All of the Company’s directors, officers and other employees are required to promptly sign and return the attached certification acknowledging receipt of this Policy.

I.Definitions and Explanations
A.Insiders
1.This policy applies to the Company’s insiders. Any director, officer, employee or consultant of the Company or its subsidiaries is considered an insider.
B.Material, Non-Public Information
1.What Information is “Material”?
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Information that is likely to affect the price of a company’s securities (whether positive or negative) is almost always material. It is also important to remember that either positive or negative information may be material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include, but are not limited to:
•Unpublished financial results (annual, semi-annual or otherwise);
•Unpublished projections of future earnings or losses;
•News of a pending or proposed merger or any other financial or business transaction;
•News of a significant acquisition or a sale of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;
•Gain or loss of a substantial customer or supplier;
•Changes in the Company’s distribution or dividend policy;
•Share splits;
•Changes in the Company’s or its subsidiaries’ credit ratings;
•New equity or debt offerings;

•Significant developments in litigation or regulatory proceedings;
•Cybersecurity risks and incidents, including vulnerabilities and breaches; and
•Changes in management.
The above list is for illustration purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed.
2.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Generally, one should allow two (2) full Trading Days following the public disclosure of the Material, Non-Public Information as a reasonable waiting period before information is deemed to be public.
C.Related Person
“Related Person” means, with respect to the Company’s insiders:
•Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•Family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control;
•Partnerships in which the insider is a general partner;
•Trusts of which the insider is a trustee; and
•Estates of which the insider is an executor.

D.Trading Day
“Trading Day” means a day on which national stock exchanges in the United States are open for trading, and a “Trading Day” begins at the time trading begins.
II.General Policy
This Policy prohibits insiders from trading or “tipping” others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading or tipping others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These illegal activities are commonly referred to as “insider trading.”
All insiders should treat Material, Non-Public Information about the Company’s business partners with the same care required with respect to Material, Non-Public Information related directly to the Company.
A.Trading on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending two (2) full Trading Days following the public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
B.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by trading in the securities of the company to which the Material, Non-Public Information relates, nor shall the insider or the Related Person make recommendations or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person regardless of whether the insider is aware of Material, Non-Public Information.
C.Confidentiality of Material, Non-Public Information
Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-

Public Information, the inquiry should be referred to the Company’s Chief Legal Officer, Chief Financial Officer, Head of Investor Relations, or any member of the Company’s Disclosure Committee, who are responsible for coordinating and overseeing the release of that information to the investing public, securities analysts and others in compliance with applicable laws and regulations.
D.Special and Prohibited Transactions
Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that its insiders may not engage in any of the transactions specified below.
1.Short Sales and Other Hedging Transactions. Hedging or monetization transactions can permit an individual to hedge against a decline in share price, while at the same time eliminating much of the individual’s economic interest in any rise in value of the hedged securities. Because hedging transactions can present the appearance of a bet against the Company, hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are completely prohibited, regardless of whether you are in possession of Material, Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction.
2.Transactions Involving Company Derivative Securities. Transactions involving derivative securities, whether or not entered into for hedging or monetization purposes, may also create the appearance of impropriety in the event of any unusual activity in the underlying equity security. Transactions involving Company-based derivative securities are completely prohibited, whether or not a person is in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, share appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common shares. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls. Transactions in debt that may be convertible into Company common shares would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising, or settling awards such as options, restricted shares, restricted share units, or other derivative securities granted under a Company equity incentive plan as described in more detail below under “Exempted Transactions.”
3.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, see Section V below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when the insider is in possession of Material, Non-Public Information.
E.Exempted Transactions
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of shares in connection with the exercise of an employee stock option if the employee is in possession of Material, Non-Public Information at the time of sale.
2.Restricted Share Awards. This Policy does not apply to the vesting of restricted shares, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares. The Policy does apply, however, to any market sale of restricted shares.
3. 401(k) Plan, Workplace Pension Plan or Other Similar Plans. This Policy does not apply to purchases of Company securities in any 401(k) Plan, Workplace Pension Plan or other similar plan adopted by the Company outside the U.S resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This Policy does apply, however, to certain elections the insider may make under any such 401(k) Plan, Workplace Pension Plan or other similar plan, including:
(a)an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company share fund;
(b)an election to make an intra-plan transfer of an existing account balance into or out of the Company share fund;
(c)an election to borrow money against the insider’s 401(k) Plan, Workplace Pension Plan or other similar plan account if the loan will result in a liquidation of some or all of the insider’s Company share fund balance; and
(d)an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company share fund.
4.Employee Share Purchase Plan. This Policy does not apply to purchases of Company securities in any employee share purchase plan resulting from the insider’s periodic contribution of money to such a plan pursuant to the election the insider made at the time of the insider’s enrollment in such plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to any such plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to (1) the insider’s election to participate in such plan for any enrollment period, (2) the insider’s decision to change the amount of contribution if such decision is based on Material, Non-Public Information known to such insider, and (3) the insider’s sales of Company securities purchased pursuant to such plan.
5.Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
6.Mutual Funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.
7.Sell to Cover Transactions. Sales of Company shares at any time including during a blackout period are permitted if made pursuant to a mandatory “sell to cover” process in which the Company has mandated that shares of an employee, officer or director must be sold in the open market in order to cover withholding taxes otherwise owed by such employee, officer or director.
F.Transactions Involving a Gift of the Company’s Securities
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee or director is aware of Material, Non-Public Information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Trading Guidelines and Requirements for Certain Insiders” and the sales by the recipient of the Company securities occur during a blackout period.
G.Post-Termination Transactions
The guidelines set forth in this Section II continue to apply to transactions in the Company’s securities even after the insider has terminated employment or other service relationship with the Company as follows: if the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the insider may not trade in the Company’s securities until that information has become public or is no longer material.
H.Hardship Waivers
The guidelines set forth in Section II(D) may be waived, at the discretion of the Company’s Chief Legal Officer if compliance would create severe hardship or prevent an insider within the Window Group from complying with a court order, as in the case of a divorce settlement.
III.Additional Trading Guidelines and Requirements for Certain Insiders
A.Window Group
1.All directors, executive officers and other insiders identified by the Company who have been notified that they have been so selected are referred to as the “Window Group” and are subject to more stringent requirements.
B.Blackout Period and Trading Window
If the Company issues quarterly earnings results, then the period beginning at the close of market on the 14th calendar day prior to the end of each quarter or year and ending two (2) full Trading Days following the public disclosure of the quarterly or annual results is considered a “Blackout Period.” If the Company issues semiannual results, the period beginning at the close of market on the 14th calendar day prior to the end of each fiscal half-year or year and ending two (2) full Trading Days following the public disclosure of the financial results for that fiscal half-year or year is considered a “Blackout Period.” A Blackout Period is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain insiders identified by the Company will, during the Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the reporting period. Members of the Window Group are prohibited from trading during the Blackout Period. The Company will endeavor to notify the Window Group when the Blackout Period begins. Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy.
To ensure compliance with this Policy and applicable U.S. federal and state securities laws, the Company requires that the Window Group refrain from executing transactions involving the purchase or sale of the Company’s securities during any Blackout Period. If the Company issues quarterly results, the members of the Window Group may buy or sell Company securities during the period commencing at the open of market after the expiration of two (2) full Trading Days following the public disclosure of the results for the most recent quarter or year and continuing until the close of market on the 14th calendar day prior to the end of the next quarter or year, referred to as a Trading Window. If the Company only issues semiannual results, then the members of the Window Group may buy or sell Company securities during the period commencing at the open of market after the expiration of two (2) full Trading Days following the public disclosure of the financial results for a particular fiscal half-year or year and continuing until the close of market on the 14th calendar day prior to the end of each fiscal half-year or year (“Trading Window”). The safest period for trading in the Company’s securities, assuming the absence of Material, Non-Public Information, is generally the first 10 days of the Trading Window.
From time to time, the Company also may prohibit the Window Group from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public. In this event, the Window Group may not engage in any transaction involving the purchase or sale of the Company’s securities until the information has been known publicly for at least two (2) full Trading Days following the public disclosure of the Material, Non-Public Information, and should not disclose to others the fact of the trading suspension.
It should be noted that even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least two (2) full Trading Days following the public disclosure of the Material, Non-Public Information, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
C.Pre-Clearance of Trades
The Company has determined that the Window Group must not trade in the Company’s securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Each member of the Window Group should contact the Company’s Chief Legal Officer no later than two business days prior to commencing any trade in the Company’s securities. The Chief Legal Officer will consult, as necessary, with senior management before clearing any proposed trade.
For pre-clearance of trades to be made under planned trading programs, see “Planned Trading Programs” below.
Please note that clearance of a proposed trade by the Company’s Chief Legal Officer does not constitute legal advice regarding or otherwise acknowledge that a member of the Window Group does not possess Material, Non-Public Information. Employees must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
D.Hardship Waivers
The guidelines specified in this Section III may be waived, at the discretion of the Company’s Chief Legal Officer, if compliance would create severe hardship or prevent an insider within the Window Group from complying with a court order, as in the case of a divorce settlement.
IV.Additional Information for Directors and Officers
For so long as the Company qualifies as a “Foreign Private Issuer” within the meaning of the rules and regulations of the SEC, the Company’s directors and officers are not required to comply with Section 16 reporting requirements. If the Company is no longer deemed a “Foreign Private Issuer” directors and executive officers will be required to comply with the Section 16 reporting requirements.
Further, directors and executive officers may be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under the federal securities laws. In general, and with certain limited exemptions, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. The rules encompass a variety of pension plans, including Workplace Pension plans, Section 401(k) plans, profit-sharing and savings plans, share bonus plans and money purchase pension plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and executive officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
V.Planned Trading Programs
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense to an allegation that a trade has been made on the basis of Material, Non-Public Information. Under the affirmative defense, insiders may purchase and sell securities even when aware of Material, Non-Public Information. To meet the requirements of Rule 10b5-1, each of the following elements must be satisfied.
•The purchase or sale of securities was affected pursuant to a pre-existing plan; and
•The insider adopted the plan while unaware of any Material, Non-Public Information.

The general requirements of Rule 10b5-1 are as follows:
•Before becoming aware of Material, Non-Public Information, the insider shall have (1) entered into a binding contract to purchase or sell the Company’s securities, (2) provided instructions to another person to execute the trade for his or her account, or (3) adopted a written plan for trading the Company’s securities (each of which is referred to as a “Rule 10b5-1 Plan”).
•With respect to the purchase or sale of the Company’s securities, the Rule 10b5-1 Plan either: (1) expressly specified the amount of the securities (whether a specified number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and at a specific price; (2) included a written formula or algorithm, or computer program, for determining the amount of the securities (whether a specified number of securities or a specified dollar value of securities), price and date; or (3) provided an employee or third party who is not aware of Material, Non-Public Information with discretion to purchase or sell the securities without any subsequent influence from the insider over how, when or whether to trade.
•The purchase or sale that occurred was made pursuant to a written Rule 10b5-1 Plan. The insider cannot deviate from the plan by altering the amount, the price, or the timing of the purchase or sale of the Company’s securities. Any deviation from, or alteration to, the specifications will render the defense unavailable. Although deviations from a Rule 10b5-1 Plan are not permissible, it is possible for an insider acting in good faith to modify the plan at a time when the insider is unaware of any Material, Non-Public Information. In such a situation, a purchase or sale that complies with the modified plan will be treated as a transaction pursuant to a new plan.
•An insider cannot enter into a corresponding or hedging transaction, or alter an existing corresponding or hedging position with respect to the securities to be bought or sold under the Rule 10b5-1 Plan.
To help demonstrate that a Rule 10b5-1 Plan was entered into in good faith and not as part of an insider-trading scheme, the Company has adopted the following guidelines for such plans:
•Adoption. Since adopting a plan is tantamount to an investment decision, the Rule 10b5-1 Plan may be adopted only during an open Trading Window when both (1) insider purchases and sales are otherwise permitted under this Policy and (2) the insider does not possess any Material, Non-Public Information. All Rule 10b5-1 Plans must be pre-cleared in writing no later than two business days in advance of adoption by the Chief Legal Officer, Corporate Secretary, or the Board of Directors. Insiders are not permitted to have multiple Rule 10b5-1 Plans in operation. Please note that the Company retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for any reason. Further, please note that if trading in the Company’s shares is suspended for any reason, such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan.

•Initial Trading – Cooling-off Periods. Generally, the longer the elapsed time between the adoption of the Rule 10b5-1 Plan and the commencement of trading under such plan, the lesser the perceived ability of corporate insiders to trade on Material, Non-Public Information. To take advantage of the Rule 10b5-1 affirmative defense, a “cooling-off period”, which is a waiting period between the time the plan is adopted and the time that trades under the plan may start, must be observed. For directors and officers, the duration of the Rule 10b5-1 Plan cooling-off period would be the later of (1) 90 days following plan adoption or (2) two business days following the disclosure of the issuer’s financial results in a Form 6-K or Form 20-F; but in any event, the required cooling-off period is capped at a maximum of 120 days after plan adoption. For persons other than the Company’s directors and officers, the cooling-off period is 30 days following plan adoption. There is no financial hardship exception from this cooling-off period under the Rule 10b5-1 Plan.
•Plan Alterations. The SEC has differentiated between plan deviations and plan modifications. Rule 10b5-1 states that the affirmative defense is not available if the insider altered or deviated from the Rule 10b5-1 Plan. On the other hand, modifications to Rule 10b5-1 Plans are permitted as long as the insider, acting in good faith, does not possess Material, Non-Public Information at the time of the modification and meets all of the elements required at the inception of the plan. Although not forbidden by Rule 10b5-1, plan modifications, even if prior to receiving non-public information, create the perception that the insider is manipulating the plan to benefit from Material, Non-Public Information, which jeopardizes the good faith element and the availability of the affirmative defense. Therefore, certain types of modifications to existing plans also trigger a new-cooling-off period. Specifically, under Rule 10b5-1(c)(1)(iv), a modification or change to the amount, price or timing of the purchase or sale of the securities (or to a written formula, algorithm, or computer program affecting the amount, price or timing) underlying a Rule 10b5-1 Plan will be deemed a termination of such plan and the adoption of a new plan; such new adoption triggers a new cooling-off period. Other modifications, such as an adjustment for stock splits or a change in account information, won’t trigger a new cooling-off period. To prevent any indication of a lack of good faith, any plan modifications should be avoided, but if modifications are desired, they should comply with the requirements set forth above for the adoption of a new plan. Further, the insider should avoid frequent modifications of Rule 10b5-1 Plans because this could raise concern about his or her good faith in establishing the plan.
•Early Plan Terminations. Rule 10b5-1 does not expressly forbid the early termination of a Rule 10b5-1 Plan. However, the SEC has made clear that once a Rule 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b5-1. The real danger of terminating a plan arises if the insider promptly engages in market transactions or adopts a new plan. Such behavior could arouse suspicion that the insider is modifying trading behavior in order to benefit from nonpublic information. Accordingly, it is not advisable for insiders to terminate Rule 10b5-1 Plans except in unusual circumstances. The Company requires that the insider refrain from engaging in new trades or adopting a new Rule 10b5-1 Plan within the requisite cooling-off period following the termination of a prior plan, unless such trades are otherwise permitted by this Policy.
To allow insiders to terminate Rule 10b5-1 Plans and avoid problems under the U.S. federal securities laws, potential circumstances that would cause the insider to want to terminate Rule 10b5-1 Plan should be carefully considered and built into the plan, so that they become automatic triggers to cease sales or purchases of securities and terminate the plan, rather than form a voluntary determination post-plan adoption.
If an insider establishes a new Rule 10b5-1 Plan after terminating a prior plan, then all the surrounding facts and circumstances, including the period of time between the cancellation of the old plan and the creation of the new plan, are relevant to a determination of whether the insider established the new Rule 10b5-1 Plan “in good faith and not as part of a plan or scheme to evade” the prohibitions of Rule 10b5-1.
•Director and Officer Representations. A director or officer is required to include a representation in the Rule 10b5-1 Plan certifying that at the time of the adoption of a new or modified Rule 10b5-1 Plan, he or she is (1) “not aware of any material nonpublic information about the security or issuer” and (2) “adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions” of Section 10(b) of the Securities Exchange Act of 1934 (as amended) and Rule 10b-5.
•Transactions Outside the Plan. Trading securities outside of a Rule 10b5-1 Plan should be considered carefully for several reasons: (1) the Rule 10b5-1 affirmative defense will not apply to trades made outside of the plan and (2) buying or selling securities outside a Rule 10b5-1 Plan could be interpreted as a hedging transaction. Hedging transactions with respect to securities bought or sold under the Rule 10b5-1 Plan will nullify the affirmative defense. Further, insiders should not sell securities that have been designated as Rule 10b5-1 Plan securities because any such sale may be deemed a modification of the plan. If the insider is subject to the volume limitations of Rule 144, the sale of securities outside the Rule 10b5-1 Plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan. Because trading securities outside of a Rule 10b5-1 Plan poses numerous risks, insiders are prohibited from engaging in securities transactions outside Rule 10b5-1 Plans once they are established, other than sales pursuant to an SEC-registered underwritten offering.
VI.Individual Responsibility and Potential Criminal and Civil Liability and/or Disciplinary Action
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of Material, Non-Public Information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material, Non-Public Information rests with that individual, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.
The adverse consequences of insider trading violations can be staggering and include, without limitation, significant civil and criminal fines for the Company and the insiders, and civil and criminal fines and/or a jail term for the insiders, as prescribed by legal or regulatory bodies in the jurisdictions in which the Company and its insiders operate.
The civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
Persons who violate this Policy shall be subject to disciplinary action by the Company, which may include termination or other appropriate action.

* * * *
This document states a policy of International General Insurance Holdings Ltd. and is not intended to be regarded as the rendering of legal advice.

Annex A
INSIDER TRADING POLICY
CERTIFICATION
I have read and understand the Insider Trading Policy (the “Policy”) of International General Insurance Holdings Ltd. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment with the Company and any subsidiary or other affiliate to which my employment now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.
________________________________________
Signature
________________________________________
Type or Print Name
________________________________________
Date

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Policy Owner(s)
Head of Legal
Version Control:

Version:	Effective Date:	Reviewed By:
V1	14/5/2020	Board of Directors Chief Legal Officer
V2	16/11/2023	Board of Directors Chief Legal Officer
V3	15/8/2024	Board of Directors Chief Legal Officer

Document Governance:

Implementation:
Approved By:	Board of Directors
Policy Review Date:	15/8/2024

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